Exhibit 99.1

Vantiv Reports First Quarter 2013 Results

Net Revenue Grew 17% to $272.9 Million as Transactions Increased 18% to 4.0 Billion

Adjusted EBITDA Margin Expanded Approximately 160 Basis Points

Pro Forma Adjusted Net Income Increased 59% to $67.4 Million

Pro Forma Adjusted Net Income per Share Increased 55% to $0.31

CINCINNATI - May 6, 2013 - Vantiv, Inc. (NYSE: VNTV) (“Vantiv” or “the Company”) today announced financial results for the first quarter ended March 31, 2013. Revenue increased 15% to $498.0 million in the first quarter as compared to $432.8 million in the prior year period. Net revenue increased 17% to $272.9 million in the first quarter as compared to $232.6 million in the prior year period. Transaction growth was 18% for the first quarter, which was primarily due to transaction growth in the Merchant Services segment of 23%. On a GAAP basis, net income attributable to Vantiv, Inc. was $26.1 million or $0.18 per diluted share during the first quarter, compared with a loss of ($18.4) million, or ($0.38) per diluted share, in the prior year period. Pro forma adjusted net income increased 59% in the first quarter to $67.4 million as compared to $42.4 million in the prior year period. Pro forma adjusted net income per share increased 55% to $0.31 for the first quarter as compared to $0.20 in the prior year period. (See Schedule 2 for pro forma adjusted net income and Schedule 6 for GAAP net income reconciliation to pro forma adjusted net income.)

Vantiv's scale and efficiency continued to support superior profitability as shown by the Company's first quarter adjusted EBITDA margin of 45.9%, which reflected approximately 160 basis points in margin expansion over the prior year period. (See Schedule 7 for reconciliation from GAAP net income to adjusted EBITDA.)

“I am pleased to report another strong quarter that demonstrates our continued focus on execution and ability to win market share,” said Charles Drucker, president and chief executive officer at Vantiv. “Our strong financial performance is a testament to our dedicated employees, our commitment to execution, and our focus on our clients. Looking forward, we will continue to generate above market growth by broadening distribution within our traditional business as well as expanding through technology into high-growth segments and verticals, like ecommerce and PayFac™.”

Merchant Services

Net revenue increased 22% to $191.6 million in the first quarter as compared to $157.5 million in the prior year period, primarily due to a 23% increase in transactions, including the recent acquisition of Litle & Co. (“Litle”). Litle continued to generate superior growth during the first quarter with a 39% increase in sales volume year-over-year, due primarily to strong new sales and organic growth. Consistent with the prior three quarters, net revenue per transaction declined as compared to the prior year period due principally to the addition of a large national processing contract in the second quarter of 2012. Excluding the impact of this contract, net revenue per transaction increased year-over-year, due primarily to beneficial changes in the Company's customer mix and increased ecommerce net revenue. Sales and marketing expenses increased to $70.2 million in the first quarter from $66.7 million in the prior period.

Financial Institution Services

Net revenue increased 8% to $81.3 million in the first quarter as compared to $75.1 million in the prior year period. Sales and marketing expenses fell by 4% in the first quarter to $5.8 million from $6.1 million in the prior year period.

Earnings Conference Call and Audio Webcast

The Company will host a conference call to discuss first quarter 2013 financial results and an update to its prior guidance for the remainder of 2013 today at 5:00 PM ET. Hosting the call will be Charles Drucker, president and chief executive officer and Mark Heimbouch, chief financial officer. The conference call can be accessed live over the phone by dialing (888) 218-8170, or for international callers (913) 312-9321, and referencing conference code 8007675. A replay will be available approximately two hours after the call concludes and can be accessed by dialing (888) 203-1112, or for international callers (719) 457-0820, and entering replay pass code 8007675. The replay will be available through Monday, May 20, 2013. The call will be webcast live from the Company's investor relations website at http://investors.vantiv.com.

About Vantiv, Inc.

Vantiv, Inc. (NYSE: VNTV) is a leading, integrated payment processor differentiated by a single, proprietary technology platform. Vantiv offers a comprehensive suite of traditional and innovative payment processing and technology solutions to merchants and financial institutions of all sizes in the U.S., enabling them to address their payment processing needs through a single provider. We build strong relationships with our customers, helping them become more efficient, more secure and more successful. Vantiv is the third largest merchant acquirer and the largest PIN debit acquirer based on number of transactions in the U.S. The company's growth strategy includes expanding further into high growth payment segments, such as ecommerce, payment facilitation (PayFac™), mobile, prepaid and information solutions, and attractive industry verticals, such as petroleum, business-to-business, government, healthcare, gaming and education. For more information, visit www.vantiv.com.

Non-GAAP and Pro Forma Financial Measures

This earnings release presents non-GAAP and pro forma financial information including net revenue, adjusted EBITDA, pro forma adjusted net income, and pro forma adjusted net income per share information. These are important financial performance measures for the Company, but are not financial measures as defined by GAAP. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP and pro forma financial performance measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. Reconciliations of these measures to the most directly comparable GAAP financial measures are presented in the attached schedules.

Net revenue is revenue, less network fees and other costs. Pro forma adjusted net income includes adjustments to exclude amortization of intangible assets acquired in business combinations and customer portfolio and related asset acquisitions, share-based compensation, transition costs associated with our separation from Fifth Third Bank, integration costs incurred in connection with acquisitions, cash tax adjustments, and conversion of non-controlling interests into shares of Class A common stock. (See Schedule 6 for a reconciliation from GAAP net income to pro forma adjusted net income.)

Forward-Looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this release are forward-looking statements including any statements regarding guidance and statements of a general economic or industry specific nature. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, guidance, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements contained in this release are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you review and consider information presented herein, you should understand that these statements are not guarantees of future performance or results. They depend upon future events and are subject to risks, uncertainties (many of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual future performance or results and cause them to differ materially from those anticipated in the forward-looking statements. Certain of these factors and other risk factors are discussed in the Company's filings with the U.S. Securities and Exchange Commission and include, but are not limited to: (i) the ability to keep pace with rapid developments and change in our industry and provide new services to our clients; (ii) competition within our industry; (iii) disclosure of unauthorized data and security breaches that expose us to liability, litigation and reputational damage; (iv) failures of our systems or systems of our third party providers; (v) our inability to expand our market share in existing markets or expand into new markets; (vi) our ability to identify acquisition, joint venture and partnership candidates and finance or integrate businesses, services or technologies that we acquire; (vii) failure to comply with applicable requirements of Visa, MasterCard or other payment networks; (viii) changes in payment network rules or standards; (ix) our ability to pass fee increases along to merchants; (x) termination of sponsorship or clearing services provided to us; (xi) increased attrition of our merchants, independent sales organizations, or ISOs, or referral partners; (xii) inability to successfully renew or renegotiate agreements with our clients or ISOs; (xiii) reductions in overall consumer, business and government spending; (xiv) fraud by merchants or others; (xv) a decline in the use of credit, debit or prepaid cards; (xvi) consolidation in the banking and retail industries; and (xvii) the effects of governmental regulation, changes in laws and outcomes of future litigation or investigations. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements.

Any forward-looking statement made by us in this release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contacts:

Investors
Nathan Rozof, CFA
Senior Vice President, Investor Relations
(866) 254-4811
(513) 900-4811
IR@vantiv.com

Media
Andrew Ciafardini
Director of Public Relations
(513) 900-5308
Andrew.Ciafardini@vantiv.com

Schedule 1
Vantiv, Inc.
Consolidated Statements of Income (Loss)
(Unaudited)
(in thousands, except share data)

	Three Months Ended
	March 31,	March 31,
	2013	2012	% Change

Revenue	$497,966	$432,789	15%
Network fees and other costs	225,065	200,208	12%
Net revenue	272,901	232,581	17%
Sales and marketing	75,976	72,757	4%
Other operating costs	50,560	39,009	30%
General and administrative	31,099	28,597	9%
Depreciation and amortization	43,296	38,895	11%
Income from operations	71,970	53,323	35%
Interest expense—net	(9,694)	(24,450)	(60)%
Non-operating expenses(1)	—	(91,836)	NM
Income (loss) before applicable income taxes	62,276	(62,963)	NM
Income tax expense (benefit)	17,811	(20,035)	NM
Net income (loss)	44,465	(42,928)	NM
Less: Net (income) loss attributable to non-controlling interests	(18,346)	24,564	NM
Net income (loss) attributable to Vantiv, Inc.	$26,119	$(18,364)	NM

Net income (loss) per share attributable to Vantiv, Inc. Class A common stock:
Basic	$0.19	$(0.20)	NM
Diluted(2)	$0.18	$(0.38)	NM
Shares used in computing net income (loss) per share of Class A common stock:
Basic	137,084,276	93,018,506
Diluted	214,584,791	102,377,931

Non Financial Data:
Transactions (in millions)	3,974	3,367	18%

(1) Non-operating expenses primarily consist of charges incurred with the refinancing of our debt and the termination of our interest rate swaps in March 2012.
(2) Due to our structure as a C corporation and Vantiv Holding's structure as a pass-through entity for tax purposes, the numerator in the diluted net income (loss) per share calculation is adjusted to reflect our income tax expense (benefit) at an expected effective tax rate of 38.5% assuming the conversion of the Class B units of Vantiv Holding into shares of our Class A common stock. The components of the diluted net income (loss) per share calculation are as follows:

	Three Months Ended
	March 31,	March 31,
	2013	2012
Income (loss) before applicable income taxes	$62,276	$(62,963)
Taxes @ 38.5%	23,976	(24,241)
Net income	$38,300	$(38,722)
Diluted shares	214,584,791	102,377,931
Diluted EPS	$0.18	$(0.38)

Schedule 2
Vantiv, Inc.
Pro Forma Adjusted Net Income
(Unaudited)
(in thousands, except share data)

See schedule 6 for a reconciliation of GAAP net income to pro forma adjusted net income.

	Three Months Ended
	March 31,	March 31,
	2013	2012	% Change
Revenue	$497,966	$432,789	15%
Network fees and other costs	225,065	200,208	12%
Net revenue	272,901	232,581	17%
Sales and marketing	75,976	72,757	4%
Other operating costs	48,549	38,557	26%
General and administrative	23,149	18,327	26%
Adjusted EBITDA(1)	125,227	102,940	22%
Depreciation and amortization	12,836	9,606	34%
Adjusted income from operations	112,391	93,334	20%
Interest expense—net	(9,694)	(24,450)	(60)%
Non-GAAP adjusted income before applicable income taxes	102,697	68,884	49%
Pro Forma Adjustments:
Income tax expense (at an effective tax rate of 38.5%)(2)	39,538	26,520	49%
Tax adjustments(3)	(4,242)	—	NM
Pro forma adjusted net income(4)	$67,401	$42,364	59%

Pro forma adjusted net income per share(5)	$0.31	$0.20	55%

Adjusted shares outstanding(6)	214,584,791	212,304,534

Non Financial Data:
Transactions (in millions)	3,974	3,367	18%

Non-GAAP and Pro Forma Financial Measures
This schedule presents non-GAAP and pro forma financial measures, which are important financial performance measures for the Company, but are not financial measures as defined by GAAP.  Such financial measures should not be considered as alternatives to GAAP net income, and such measures may not be comparable to those reported by other companies.

Pro forma adjusted net income is derived from GAAP net income, adjusting for the following items: (a) amortization of intangible assets acquired in business combinations and customer portfolio and related asset acquisitions; (b) non-operating expenses primarily associated with the refinancing of our debt and the termination of our interest rate swaps in March 2012; (c) adjustments to income tax expense assuming conversion of non-controlling interests into shares of Class A common stock; (d) share-based compensation; (e) acquisition and integration costs incurred in connection with our acquisitions and costs associated with our separation from Fifth Third Bank; and (f) tax benefits due to the amortization of intangible assets and other tax attributes resulting from or acquired with our acquisitions, including Litle, and to the tax basis step up associated with our separation from Fifth Third Bank and the purchase or exchange of Class B units of Vantiv Holding, net of payment obligations under tax receivable agreements established at the time of our initial public offering.

(1) See schedule 7 for a reconciliation of GAAP net income to adjusted EBITDA.
(2) Represents adjustments to income tax expense to reflect an effective tax rate of 38.5%, assuming the conversion of the Class B units of Vantiv Holding into shares of Class A common stock, including the tax effect of adjustments described above.
(3) Represents tax benefits due to the amortization of intangible assets and other tax attributes resulting from or acquired with our acquisitions, including Litle, and to the tax basis step up associated with our separation from Fifth Third Bank and the purchase or exchange of Class B units of Vantiv Holding, net of payment obligations under tax receivable agreements established at the time of our initial public offering.
(4) Pro forma adjusted net income assumes the conversion of non-controlling interests into shares of Class A common stock.
(5) Pro forma adjusted net income per share is calculated as pro forma adjusted net income divided by adjusted shares outstanding.
(6) Shares for the three months ended March 31, 2012 are pro forma and weighted assuming the equity structure was in place January 1, 2012.

Schedule 3
Vantiv, Inc.
Segment Information
(Unaudited)
(in thousands)

	Three Months Ended March 31, 2013
		Financial Institution	General
	Merchant Services	Services	Corporate/Other	Total
Total revenue	$385,584	$112,382	$—	$497,966
Network fees and other costs	193,996	31,069	—	225,065
Net revenue	191,588	81,313	—	272,901
Sales and marketing	70,150	5,826	—	75,976
Segment profit	$121,438	$75,487	$—	$196,925

Non-financial data:
Transactions (in millions)	3,123	851		3,974
Net revenue per transaction	$0.0613	$0.0955		$0.0687

	Three Months Ended March 31, 2012
		Financial Institution	General
	Merchant Services	Services	Corporate/Other	Total
Total revenue	$322,978	$109,811	$—	$432,789
Network fees and other costs	165,526	34,682	—	200,208
Net revenue	157,452	75,129	—	232,581
Sales and marketing	66,699	6,058	—	72,757
Segment profit	$90,753	$69,071	$—	$159,824

Non-financial data:
Transactions (in millions)	2,544	823		3,367
Net revenue per transaction	$0.0619	$0.0913		$0.0691

Schedule 4
Vantiv, Inc.
Condensed Consolidated Statements of Financial Position
(Unaudited)
(in thousands)

	March 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$141,740	$67,058
Accounts receivable—net	401,297	397,664
Related party receivable	5,125	4,415
Settlement assets	130,111	429,377
Prepaid expenses	17,287	10,629
Other	11,851	11,934
Total current assets	707,411	921,077

Customer incentives	29,207	28,927
Property and equipment—net	176,629	174,940
Intangible assets—net	853,187	884,536
Goodwill	1,807,775	1,804,592
Deferred taxes	141,361	141,361
Other assets	23,126	24,096
Total assets	$3,738,696	$3,979,529

Liabilities and equity
Current liabilities:
Accounts payable and accrued expenses	$211,977	$215,998
Related party payable	2,705	1,625
Settlement obligations	319,551	542,564
Current portion of note payable	52,500	92,500
Current portion of tax receivable agreement obligations to related parties	31,595	—
Deferred income	11,716	9,667
Current maturities of capital lease obligations	4,889	5,505
Other	222	1,609
Total current liabilities	635,155	869,468
Long-term liabilities:
Note payable	1,150,730	1,163,605
Tax receivable agreement obligations to related parties	453,105	484,700
Capital lease obligations	7,611	8,275
Deferred taxes	8,207	8,207
Other	1,039	1,039
Total long-term liabilities	1,620,692	1,665,826
Total liabilities	2,255,847	2,535,294

Commitments and contingencies
Equity:
Total equity (1)	1,482,849	1,444,235
Total liabilities and equity	$3,738,696	$3,979,529

(1) Includes equity attributable to non-controlling interests.

Schedule 5
Vantiv, Inc.
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Three Months Ended
	March 31,	March 31,
	2013	2012
Operating Activities:
Net income (loss)	$44,465	$(42,928)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization expense	43,296	38,895
Amortization of customer incentives	2,475	1,234
Amortization and write-off of debt issuance costs	1,001	56,352
Share-based compensation expense	6,740	8,663
Change in operating assets and liabilities:
(Increase) decrease in accounts receivable and related party receivable	(4,344)	15,984
Increase (decrease) in net settlement assets and obligations	76,253	(69,789)
Increase in customer incentives	(5,815)	(1,422)
Increase in prepaid and other assets	(6,232)	(26,764)
Decrease in accounts payable and accrued expenses	(4,516)	(29,754)
Increase (decrease) in payable to related party	1,080	(2,864)
Increase in other liabilities	2,049	1,719
Net cash provided by (used in) operating activities	156,452	(50,674)

Investing Activities:
Purchases of property and equipment	(12,342)	(15,614)
Acquisition of customer portfolios and related assets	(32)	(2,829)
Purchase of investments	(124)	—
Net cash used in investing activities	(12,498)	(18,443)

Financing Activities:
Proceeds from initial public offering, net of offering costs of $39,091	—	460,913
Proceeds from follow-on offering, net of offering costs of $1,951	—	33,512
Proceeds from issuance of long-term debt	—	1,248,750
Repayment of debt and capital lease obligations	(56,681)	(1,761,784)
Payment of debt issuance costs	—	(28,949)
Purchase of Class B units in Vantiv Holding from Fifth Third Bank	—	(33,512)
Repurchase of Class A common stock (to satisfy tax withholding obligations)	(9,402)	(11,929)
Tax benefit from employee share-based compensation	3,607	10,244
Distribution to funds managed by Advent International Corporation	—	(40,086)
Distribution to non-controlling interests	(6,796)	(22,229)
Net cash used in financing activities	(69,272)	(145,070)

Net increase (decrease) in cash and cash equivalents	74,682	(214,187)
Cash and cash equivalents—Beginning of period	67,058	370,549
Cash and cash equivalents—End of period	$141,740	$156,362

Cash Payments:
Interest	$8,570	$32,559
Taxes	13,465	773
Non-cash Items:
Issuance of tax receivable agreements	$—	$333,000

Schedule 6
Vantiv, Inc.
Reconciliation of GAAP Net Income to Pro Forma Adjusted Net Income
(Unaudited)
(in thousands)

	Three Months Ended March 31, 2013
		Non-GAAP Adjustments					Pro Forma Adjustments
	GAAP	Transition, Acquisition and Integration(1)	Share-Based Compensation	Amortization of Intangible Assets		Non-Operating Expenses	Tax Adjustments		Pro Forma Adjusted Net Income
Revenue	$497,966	$—	$—	$—		$—	$—		$497,966
Network fees and other costs	225,065	—	—	—		—	—		225,065
Net revenue	272,901	—	—	—		—	—		272,901
Sales and marketing	75,976	—	—	—		—	—		75,976
Other operating costs	50,560	(2,011)	—	—		—	—		48,549
General and administrative	31,099	(1,210)	(6,740)	—		—	—		23,149
Depreciation and amortization	43,296	—	—	(30,460)	(2)	—	—		12,836
Income from operations	71,970	3,221	6,740	30,460		—	—		112,391
Interest expense—net	(9,694)	—	—	—		—	—		(9,694)
Non-operating expenses	—	—	—	—		—	—		—
Income before applicable income taxes	62,276	3,221	6,740	30,460		—	—		102,697
Income tax expense	17,811	—	—	—		—	21,727	(4)	39,538
Tax adjustments(5)	—	—	—	—		—	(4,242)		(4,242)
Net income	$44,465	$3,221	$6,740	$30,460		$—	$(17,485)		$67,401

	Three Months Ended March 31, 2012
		Non-GAAP Adjustments						Pro Forma Adjustments
	GAAP	Transition, Acquisition and Integration(1)	Share-Based Compensation	Amortization of Intangible Assets		Non-Operating Expenses		Tax Adjustments		Pro Forma Adjusted Net Income
Revenue	$432,789	$—	$—	$—		$—		$—		$432,789
Network fees and other costs	200,208	—	—	—		—		—		200,208
Net revenue	232,581	—	—	—		—		—		232,581
Sales and marketing	72,757	—	—	—		—		—		72,757
Other operating costs	39,009	(452)	—	—		—		—		38,557
General and administrative	28,597	(1,607)	(8,663)	—		—		—		18,327
Depreciation and amortization	38,895	—	—	(29,289)	(2)	—		—		9,606
Income from operations	53,323	2,059	8,663	29,289		—		—		93,334
Interest expense—net	(24,450)	—	—	—		—		—		(24,450)
Non-operating expenses	(91,836)	—	—	—		91,836	(3)	—		—
Income (loss) before applicable income taxes	(62,963)	2,059	8,663	29,289		91,836		—		68,884
Income tax expense (benefit)	(20,035)	—	—	—		—		46,555	(4)	26,520
Tax adjustments(5)	—	—	—	—		—		—		—
Net income (loss)	$(42,928)	$2,059	$8,663	$29,289		$91,836		$(46,555)		$42,364
Pro Forma Financial Measures
This schedule presents pro forma financial measures, which are important financial performance measures for the Company, but are not financial measures as defined by GAAP.  Such financial measures should not be considered as alternatives to GAAP net income, and such measures may not be comparable to those reported by other companies.

(1) Represents acquisition and integration costs incurred in connection with our acquisitions and costs associated with our separation from Fifth Third Bank.
(2) Represents amortization of intangible assets acquired through business combinations and customer portfolio and related asset acquisitions.
(3) Represents non-operating expenses primarily associated with the refinancing of our debt and the termination of our interest rate swaps in March 2012.
(4) Represents adjustments to income tax expense to reflect an effective tax rate of 38.5%, assuming the conversion of the Class B units of Vantiv Holding into shares of Class A common stock, including the tax effect of adjustments described above.
(5) Represents tax benefits due to the amortization of intangible assets and other tax attributes resulting from or acquired with our acquisitions, including Litle, and to the tax basis step up associated with our separation from Fifth Third Bank and the purchase or exchange of Class B units of Vantiv Holding, net of payment obligations under tax receivable agreements established at the time of our initial public offering.

Schedule 7
Vantiv, Inc.
Reconciliation of GAAP Net Income to Adjusted EBITDA
(Unaudited)
(in thousands)

	Three Months Ended
	March 31,	March 31,
	2013	2012	% Change

Net income (loss)	$44,465	$(42,928)	NM
Income tax expense (benefit)	17,811	(20,035)	NM
Non-operating expenses(1)	—	91,836	NM
Interest expense—net	9,694	24,450	(60)%
Share-based compensation	6,740	8,663	(22)%
Transition, acquisition and integration costs(2)	3,221	2,059	56%
Depreciation and amortization	43,296	38,895	11%
Adjusted EBITDA	$125,227	$102,940	22%

Non-GAAP Financial Measures
This schedule presents adjusted EBITDA, which is an important financial performance measure for the Company, but is not a financial measure as defined by GAAP. Such financial measure should not be considered as an alternative to GAAP net income, and such measure may not be comparable to those reported by other companies.

(1) Represents non-operating expenses primarily associated with the refinancing of our debt and the termination of our interest rate swaps in March 2012.
(2) Represents acquisition and integration costs incurred in connection with our acquisitions and costs associated with our separation from Fifth Third Bank.